CUSIP No.	512815-10-1	Page	9	of	9
EXHIBIT 1
The undersigned hereby affirms that he or it is individually eligible to use Schedule 13G and agrees that this Schedule 13G is filed on his or its behalf.
Dated: February 14, 2007.

The Reilly Family Limited Partnership

By:	/s/ Kevin P. Reilly, Jr.

Name:	Kevin P. Reilly, Jr.
Title:	Managing General Partner

/s/ Kevin P. Reilly, Jr.

Kevin P. Reilly, Jr.